Exhibit 5.1

Hunton AndrEws Kurth LLP File No: 068870.0000027

September 28, 2021

Carlisle Companies Incorporated

16430 North Scottsdale Road, Suite 400

Scottsdale, Arizona 85254

Carlisle Companies Incorporated

Public Offering of

$300,000,000 of 0.550% Senior Notes due 2023

$550,000,000 of 2.200% Senior Notes due 2032

Ladies and Gentlemen:

We have acted as special counsel to Carlisle Companies Incorporated, a Delaware corporation (the “Company”), in connection with the Company’s offering and sale of $300 million aggregate principal amount of its 0.550% Senior Notes due 2023 and $550 million aggregate principal amount of its 2.200% Senior Notes due 2032 (collectively, the “Notes”) pursuant to (i) the Registration Statement on Form S-3 (Registration No. 333-249903) filed by the Company with the Securities and Exchange Commission (the “Commission”) on November 6, 2020 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), and (ii) the prospectus, dated November 6, 2020, contained in the Registration Statement, and the prospectus supplement thereto, dated September 14, 2021 (collectively, the “Prospectus”).

The Notes have been issued pursuant to the Base Indenture, dated January 15, 1997, as supplemented by the Fifth Supplemental Indenture, dated September 28, 2021 (collectively, the “Indenture”), between the Company and U.S. Bank National Association (as successor to State Street Bank and Trust Company, as successor to Fleet National Bank), as trustee.

This opinion letter is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

In connection with this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Company, certificates of public officials and officers of the Company and such other documents, certificates and records as we have deemed necessary to render the opinions set forth herein, including (i) the Company’s Certificate of Incorporation, as amended through the date hereof, (ii) the Company’s Amended and Restated Bylaws, as amended through the date hereof, (iii) the Registration Statement, (iv) the Prospectus, (v) resolutions of the Company’s Board of Directors, (vi) the Indenture, (vii) the global notes representing the Notes, (viii) the Underwriting Agreement and related Pricing Agreement, each dated September 14, 2021, among the Company and J.P Morgan Securities LLC, BofA Securities, Inc. and Wells Fargo Securities, LLC, as representatives of the underwriters named therein, and (ix) a certificate issued by the Secretary of State of the State of Delaware (the “Secretary of State”) on the date hereof to the effect that the Company is existing under the laws of the State of Delaware and in good standing (the “Good Standing Certificate”).

ATLANTA AUSTIN BANGKOK BEIJING BOSTON BRUSSELS CHARLOTTE DALLAS DUBAI HOUSTON LONDON

LOS ANGELES MIAMI NEW YORK NORFOLK RICHMOND SAN FRANCISCO THE WOODLANDS TYSONS WASHINGTON, DC

www.HuntonAK.com

Carlisle Companies Incorporated

September 28, 2021

For purposes of the opinions expressed below, we have assumed (i) the legal capacity of all natural persons, (ii) the genuineness of all signatures and the completion of all deliveries not witnessed by us, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to authentic original documents of all documents submitted to us as certified, electronic or photostatic copies and (v) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof on such parties (other than the authorization, execution, delivery and enforceability of certain documents by the Company).

As to factual matters, we have relied upon, and assumed the accuracy of, representations included in the documents submitted to us, upon certificates of officers of the Company and upon certificates of public officials, without independent verification of their accuracy.

Based upon the foregoing and such other information and documents as we have considered necessary for the purposes hereof, and subject to the assumptions, qualifications and limitations stated herein, we are of the opinion that:

1.            The Company is a corporation validly existing and in good standing under the laws of the State of Delaware with the corporate power and authority to authorize the issuance of the Notes.

2.            The Notes are valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture.

The opinions expressed above are limited to the General Corporation Law of the State of Delaware and the laws of the State of New York in effect on the date hereof. We do not express any opinion as to the laws of any other jurisdiction.

The opinion set forth in paragraph 1 above as to the valid existence and good standing of the Company is based solely upon our review of the Good Standing Certificate.

The opinion set forth in paragraph 2 above as to the enforceability of the Notes qualified by (i) bankruptcy, insolvency, reorganization, arrangement, moratorium and other laws relating to or affecting the rights of creditors generally, including without limitation fraudulent conveyance or transfer laws (including but not limited to the common law trust fund doctrine and Section 548 of the United States Bankruptcy Code), and preference and equitable subordination laws and principles; (ii) general principles of equity (whether considered in a proceeding at law or in equity) and (iii) concepts of materiality, unconscionability, reasonableness, impracticability or impossibility of performance, good faith and fair dealing.

Carlisle Companies Incorporated

September 28, 2021

We hereby consent to (a) the filing of this opinion letter with the Commission as an exhibit to the Company’s Current Report on Form 8-K filed on the date hereof, (b) the incorporation by reference of this opinion letter into the Registration Statement and (c) the reference to our firm under the heading “Legal Matters” in the Prospectus and the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion letter is rendered as of the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein. This opinion letter is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any matters beyond the matters expressly set forth herein.

Very truly yours,

/s/ Hunton Andrews Kurth LLP